Morgan Stanley	Free Writing Prospectus to Preliminary Pricing Supplement No. 18,292 Registration Statement Nos. 333-293641; 333-293641-01 Dated September 1, 2026; Filed pursuant to Rule 433

SPXF40D4 Jump Securities with Auto-Callable Feature due September 30, 2031

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement, tax supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:		Morgan Stanley Finance LLC
Guarantor:		Morgan Stanley
Underlier:		S&P® 500 Futures 40% Intraday 4% Decrement VT Index (SPXF40D4)
Automatic early redemption:
Determination date:		Early redemption payment (per security):
#1	September 28, 2027	$1,170.00 to $1,180.00
#2	October 25, 2027	$1,184.167 to $1,195.00
#3	November 26, 2027	$1,198.333 to $1,210.00
#4	December 27, 2027	$1,212.50 to $1,225.00
#5	January 25, 2028	$1,226.667 to $1,240.00
#6	February 25, 2028	$1,240.833 to $1,255.00
#7	March 27, 2028	$1,255.00 to $1,270.00
#8	April 25, 2028	$1,269.167 to $1,285.00
#9	May 25, 2028	$1,283.333 to $1,300.00
#10	June 26, 2028	$1,297.50 to $1,315.00
#11	July 25, 2028	$1,311.667 to $1,330.00
#12	August 25, 2028	$1,325.833 to $1,345.00
#13	September 25, 2028	$1,340.00 to $1,360.00
#14	October 25, 2028	$1,354.167 to $1,375.00
#15	November 27, 2028	$1,368.333 to $1,390.00
#16	December 26, 2028	$1,382.50 to $1,405.00
#17	January 25, 2029	$1,396.667 to $1,420.00
#18	February 26, 2029	$1,410.833 to $1,435.00
#19	March 26, 2029	$1,425.00 to $1,450.00
#20	April 25, 2029	$1,439.167 to $1,465.00
#21	May 25, 2029	$1,453.333 to $1,480.00
#22	June 25, 2029	$1,467.50 to $1,495.00
#23	July 25, 2029	$1,481.667 to $1,510.00
#24	August 27, 2029	$1,495.833 to $1,525.00
#25	September 25, 2029	$1,510.00 to $1,540.00
#26	October 25, 2029	$1,524.167 to $1,555.00
#27	November 26, 2029	$1,538.333 to $1,570.00
#28	December 26, 2029	$1,552.50 to $1,585.00
#29	January 25, 2030	$1,566.667 to $1,600.00
#30	February 25, 2030	$1,580.833 to $1,615.00
#31	March 25, 2030	$1,595.00 to $1,630.00
#32	April 25, 2030	$1,609.167 to $1,645.00
#33	May 28, 2030	$1,623.333 to $1,660.00
#34	June 25, 2030	$1,637.50 to $1,675.00
#35	July 25, 2030	$1,651.667 to $1,690.00
#36	August 26, 2030	$1,665.833 to $1,705.00
#37	September 25, 2030	$1,680.00 to $1,720.00
#38	October 25, 2030	$1,694.167 to $1,735.00
#39	November 25, 2030	$1,708.333 to $1,750.00
#40	December 26, 2030	$1,722.50 to $1,765.00
#41	January 27, 2031	$1,736.667 to $1,780.00

#42	February 25, 2031	$1,750.833 to $1,795.00
#43	March 25, 2031	$1,765.00 to $1,810.00
#44	April 25, 2031	$1,779.167 to $1,825.00
#45	May 27, 2031	$1,793.333 to $1,840.00
#46	June 25, 2031	$1,807.50 to $1,855.00
#47	July 25, 2031	$1,821.667 to $1,870.00
#48	August 25, 2031	$1,835.833 to $1,885.00
Call threshold level:	90% of the initial level
Downside threshold level:	60% of the initial level
Pricing date:	September 25, 2026
Final determination date:	September 25, 2031
Maturity date:	September 30, 2031
CUSIP:	61781D5P9
Estimated value:	$903.60 per security, or within $53.60 of that estimate
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988226042770/ms18292_424b2-28416.htm

1All payments are subject to our credit risk

Hypothetical Examples

Automatic Early Redemption[1]
Determination Date	% Change in Closing Level of the Underlier	Early Redemption Payment (per Security)
#1	-20%	--
#2	+30%	$1,184.167*
The securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,184.167 per security on the related early redemption date.

Hypothetical Payment at Maturity[1] (if the securities have not been automatically redeemed prior to maturity)
% Change in Closing Level of the Underlier	Payment at Maturity (per Security)
+100.00%	$1,850.00*
+50.00%	$1,850.00*
0.00%	$1,850.00*
-40.00%	$1,000.00
-41.00%	$590.00
-50.00%	$500.00
-100.00%	$0.00
*Assumes a call return of approximately 17.00% per annum

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not guarantee the return of any principal and do not pay interest.

●The appreciation potential of the securities is limited by the fixed early redemption payment or payment at maturity specified for each determination date.

●The securities are subject to early redemption risk.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

●The U.S. federal income tax consequences of an investment in the securities offered by the accompanying preliminary pricing supplement are uncertain.

Risks Relating to the Underlier(s)

●Because your return on the securities will depend upon the performance of the underlier(s), in addition to any risks described further below, the securities are subject to the following risk(s) discussed in more detail in the accompanying index supplement. The accompanying index supplement refers to the underlier as the “Index.”

oHigher future prices of a futures contract to which the underlier is linked relative to its current prices may adversely affect the value of the underlier and the value of the securities.

oSuspensions or disruptions of market trading in futures markets could adversely affect the value of the securities.

oLegal and regulatory changes could adversely affect the return on and value of the securities.

●No assurance can be given that the investment strategy used to construct the underlier will achieve its intended results or that the underlier will be successful or will outperform any alternative index or strategy that might reference the futures contract.

●The decrement of 4% per annum will adversely affect the performance of the underlier in all cases, whether the underlier appreciates or depreciates. The underlier includes a decrement feature, whereby 4% per annum is deducted daily from the level of the underlier.

●The underlier is subject to risks associated with the use of significant leverage.

●The underlier may not be fully invested.

●The underlier was established on August 30, 2024 and therefore has very limited operating history.

●As the underlier is new and has very limited historical performance, any investment in the underlier may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

●Adjustments to the S&P® 500 Futures 40% Intraday 4% Decrement VT Index could adversely affect the value of the securities.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.